Exhibit 99.1

Atlantic Coastal Acquisition Corp. II Announces the Separate Trading of its Shares of Series A Common Stock and Warrants Commencing March 7, 2022

NEW YORK, March 4, 2022 /PRNewswire/ — Atlantic Coastal Acquisition Corp. II (the “Company”)

announced that, commencing March 7, 2022, holders of the units sold in the Company’s initial public offering may elect to separately trade the shares of the Company’s Series A common stock and warrants included in the units. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on the Nasdaq Global Market (“Nasdaq”) under the symbol “ACABU,” and the shares of Series A common stock and warrants that are separated will trade on Nasdaq under the symbols “ACAB” and “ACABW,” respectively. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Series A common stock and warrants.

The units were initially offered by the Company in an underwritten offering. Cantor Fitzgerald & Co. acted as the sole book running manager for the offering and Academy Securities, Inc. and Siebert Williams Shank & Co., LLC acted as co-managers of the offering. A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on January 13, 2022.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Cantor Fitzgerald & Co. at 499 Park Avenue, New York, NY 10022, or by email at prospectus@cantor.com.

About Atlantic Coastal Acquisition Corp. II

The Company is a blank check company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Contact

Please send inquiries to hello@atlanticcoastal.io

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus relating to the Company’s initial public offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.